Exhibit 99.2
News Release

Contact:

Bill Prater	Gary Bonds
Treasurer and	Senior Vice President and
Chief Financial Officer	Principal Accounting Officer
662-680-2536	662-680-2332
BancorpSouth, Inc. Declares Quarterly Dividend
TUPELO, Miss., January 27 — At its regular quarterly meeting on January 26, 2011, the Board of Directors of BancorpSouth, Inc. (NYSE: BXS) declared a quarterly cash dividend of $0.11 per common share. The dividend is payable April 1, 2011 to shareholders of record at the close of business on March 15, 2011.
Aubrey Patterson, Chairman and Chief Executive Officer of BancorpSouth, remarked, “In order to preserve and build upon BancorpSouth’s already strong capital position, the Board of Directors declared a common stock dividend of $0.11 per share, down from $0.22 per share for the previous quarter.”
BancorpSouth earlier today reported net income of $15.8 million or $0.19 per diluted share for the fourth quarter of 2010.
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.6 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 312 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.
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P. O. Box 789 — Tupelo, MS 38802-0789 — (662) 680-2000
BancorpSouth, Inc. is a financial holding company.